                           OFFER TO PURCHASE FOR CASH
                        5,440,000 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                                   QMS, INC.
                                       AT
                              $6.25 NET PER SHARE
                                       BY
                          MINOLTA INVESTMENTS COMPANY,
                          A WHOLLY-OWNED SUBSIDIARY OF

                               MINOLTA CO., LTD.

         THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON MONDAY, JULY 12, 1999
                         UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF QMS, INC. (THE "COMPANY") HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE STOCK PURCHASE AGREEMENT (EACH AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE STOCK PURCHASE AGREEMENT (AS DEFINED HEREIN), AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

    THE OFFER IS BEING MADE PURSUANT TO A STOCK PURCHASE AGREEMENT BETWEEN PARENT, PURCHASER AND THE COMPANY PURSUANT TO WHICH, AMONG OTHER THINGS, PURCHASER PURCHASED 2,130,000 SHARES (CONSTITUTING APPROXIMATELY 16.6% OF THE COMPANY'S OUTSTANDING SHARES AFTER GIVING EFFECT TO SUCH PURCHASE).

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH, WHEN COMBINED WITH THOSE SHARES ALREADY OWNED BY PARENT AND PURCHASER, WOULD REPRESENT 51% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 14 HEREOF.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of his Shares (as defined herein) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 3 or (b) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

    A stockholder who desires to tender his Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

June 14, 1999

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     -----
INTRODUCTION....................................................................................................           1

THE TENDER OFFER................................................................................................           2

1.         Terms of the Offer; Expiration Date; Proration.......................................................           2

2.         Acceptance for Payment and Payment...................................................................           4

3.         Procedures for Accepting the Offer and Tendering Shares..............................................           5

4.         Withdrawal Rights....................................................................................           8

5.         Certain Tax Consequences.............................................................................           9

6.         Price Range of the Shares; Dividends.................................................................           9

7.         Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Exchange Act Registration;
           Margin Regulations...................................................................................          10

8.         Certain Information Concerning the Company...........................................................          11

9.         Certain Information Concerning Purchaser and Parent..................................................          12

10.        Background of the Offer; Contacts with the Company...................................................          18

11.        Purpose of the Offer; Plans for the Company..........................................................          18

12.        Source and Amount of Funds...........................................................................          28

13.        Dividends and Distributions..........................................................................          28

14.        Certain Conditions of the Offer......................................................................          29

15.        Certain Legal Matters; Required Regulatory Approvals.................................................          31

16.        Certain Fees and Expenses............................................................................          33

17.        Miscellaneous........................................................................................          33

SCHEDULE I......................................................................................................          34

TO: ALL HOLDERS OF SHARES OF COMMON STOCK
    (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS) OF QMS, INC.:

                                  INTRODUCTION

    Minolta Investments Company, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Minolta Co., Ltd., a Japanese corporation ("Parent"), hereby offers to purchase 5,440,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of QMS, Inc., a Delaware corporation (the "Company"), and the associated rights to purchase shares of the Series A Participating Preferred Stock of the Company (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of March 8, 1999, by and between the Company and South Alabama Trust Company, Inc., as Rights Agent (the "Rights Agreement"), at a price of $6.25 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Parent and Purchaser are sometimes collectively referred to herein as the "Acquirors."

    The Offer is being made pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of June 7, 1999, among the Company, Parent and Purchaser. Pursuant to the Stock Purchase Agreement, Purchaser purchased 2,130,000 Shares, constituting approximately 16.6% of the outstanding Common Stock of the Company after giving effect to such purchase (the "Stock Purchase"). As a result of the Stock Purchase and the consummation of the Offer, Purchaser will own a majority of the outstanding Shares and acquire control of the Company.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE STOCK PURCHASE AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE OFFER AND THE STOCK PURCHASE AGREEMENT AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

    THE ROBINSON-HUMPHREY COMPANY, LLC, THE COMPANY'S FINANCIAL ADVISOR ("ROBINSON-HUMPHREY"), HAS DELIVERED TO THE COMPANY ITS WRITTEN OPINION, DATED JUNE 7, 1999, THAT, FROM A FINANCIAL POINT OF VIEW, THE CONSIDERATION OFFERED PURSUANT TO THE OFFER IS FAIR TO STOCKHOLDERS OF THE COMPANY. A COPY OF THE OPINION OF ROBINSON-HUMPHREY IS CONTAINED IN THE COMPANY'S SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER, A COPY OF WHICH IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 BELOW) THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES OWNED BY THE ACQUIRORS (COLLECTIVELY, THE "MINIMUM NUMBER OF SHARES"), WOULD REPRESENT 51% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14.

    The Company has informed Purchaser that immediately prior to the Stock Purchase, (i) 10,708,335 Shares were outstanding, (ii) 200,000 Shares were reserved for issuance upon the exercise of the Company's 1995 warrant to purchase 100,000 Shares, issued to Foothill Capital Corporation and the Company's 1997 warrant to purchase 100,000 Shares, issued to INK (AL) QRS 12-21, Inc. and (iii) 1,800,709 Shares were reserved for issuance upon the exercise of outstanding options to purchase Shares granted to officers and directors of the Company pursuant to the Company's 1987 Stock Incentive Plan, 1997 Stock Incentive Plan and Stock Option Plan for Directors. Accordingly, based on this information, there are 12,709,044 Shares outstanding on a fully-diluted basis, assuming (i) that no Shares were issued (other than those reserved for issuance on June 7, 1999 for options or warrants then outstanding) or acquired by the Company after June 7, 1999, (ii) the exercise of all options and warrants outstanding as of June 7, 1999 and (iii) as of the date of purchase there are no other obligations to issue Shares. Based on the foregoing, the Minimum Condition would be satisfied if 5,440,000 Shares are validly tendered pursuant to the Offer and not withdrawn.

    Upon the terms and subject to the conditions of the Offer, if more than the Minimum Number of Shares are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase, Purchaser will accept for payment and pay for 5,440,000 Shares, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) according to the number of Shares properly tendered by each stockholder at or prior to the Expiration Date and not withdrawn. See Section 1.

    Certain other conditions to the consummation of the Offer are described in
Section 14. Purchaser expressly reserves the right to waive any one or more of the conditions to the Offer. See Sections 12, 14 and 15.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Harris Trust Company of New York, as Depositary (the "Depositary"), and Innisfree M&A Incorporated, as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    The purpose of the Offer is to enable the Acquirors to acquire a significant equity interest in, and control of, the Company. Parent currently intends to integrate certain of the Company's business activities with Parent's worldwide operations in an effort to take advantage of anticipated synergies and potential for growth. In furtherance of this goal, pursuant to the Stock Purchase Agreement, upon consummation of the Offer, Parent will be entitled to designate a majority of the members on the Company's Board. See Sections 10 and 11.

    The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement. The Company has represented in the Stock Purchase Agreement that it has taken all necessary action under the Rights Agreement so that (x) none of the execution or delivery of the Stock Purchase Agreement, consummation of the Offer or any other transaction contemplated by the Stock Purchase Agreement will cause (i) the Rights to become exercisable under the Rights Agreement, (ii) Parent or Purchaser to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (iii) the "Stock Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event and (y) Parent, Purchaser and their affiliates will be excluded from the definition of Acquiring Person under the Rights Agreement for the purpose of the transactions contemplated in the Stock Purchase Agreement.

    THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

    1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase 5,440,000 Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 12:00 midnight, New York City time, on July 12, 1999, unless and until Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by Purchaser, shall expire (provided, however, that, without the consent of the Company, the Expiration Date will not be extended beyond September 1, 1999).

    Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the occurrence of any of the conditions specified in
Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

    Purchaser will not, without the prior written consent of the Company, decrease the Offer Price or decrease the Minimum Number of Shares or impose additional conditions; provided, however, that if on the initially scheduled Expiration Date, all conditions to the Offer have not been satisfied or waived, Purchaser may, from time to time until such time as all conditions are satisfied or waived, in its sole discretion, extend the Expiration Date (provided, however, that, without the consent of the Company, the Expiration Date will not be extended beyond September 1, 1999).

    Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for the Shares validly tendered as promptly as practicable; provided, however, that, if immediately prior to the initially scheduled Expiration Date, the Minimum Condition has not been achieved, Purchaser may extend the Offer for a period not to exceed 20 business days, notwithstanding that all other conditions to the Offer are satisfied as of such expiration date of the Offer.

    Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory or governmental approvals specified in Section 15,
(ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14 and (iii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Purchaser acknowledges (i) that Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, Purchaser increases (other than increases of not more than two percent of the outstanding Shares) or decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    Upon the terms and subject to the conditions of the Offer, if more than 5,440,000 Shares are validly tendered and not withdrawn in accordance with
Section 4 of this Offer to Purchase prior to the Expiration Date, Purchaser will accept for payment and pay for 5,440,000 Shares, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) according to the number of Shares properly tendered and not withdrawn by each stockholder at or prior to the Expiration Date. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedure described in Section 3), Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least seven New York Stock Exchange ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

    Purchaser reserves the right (but shall not be obligated) to accept for payment more than the Minimum Number of Shares pursuant to the Offer. Purchaser has no present intention of exercising such right. If a number of additional Shares in excess of two percent of the outstanding Shares is to be accepted for payment, and, at the time notice of Purchaser's decision to accept for payment such additional Shares is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is so published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

    The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for, 5,440,000 Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14, including without limitation the expiration or termination of the waiting period applicable to the acquisition of Securities pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in
Section 15.

    Purchaser has filed on June 14, 1999 with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, the waiting period under the HSR Act applicable to the Offer will expire at 11:59 P.M., New York City time, on June 29, 1999, unless prior to the expiration or termination of the waiting period, the FTC or the Antitrust Division extends the waiting period by requesting additional information from Parent. If such a request is made, the waiting period applicable to the Offer will expire on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. For information with respect to approvals required to be obtained prior to the consummation of the Offer, including under the HSR Act and other approvals, see Section 15.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository

Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    Payment for Shares accepted for payment pursuant to the Offer may be delayed in the event of proration due to the difficulty of determining the number of Shares validly tendered and not withdrawn. See Section 1.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not purchased pursuant to the Offer for any reason (including because of proration), or if certificates representing Shares are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer and determination of the final results of proration.

    IF, PRIOR TO THE EXPIRATION DATE, PURCHASER SHALL INCREASE THE CONSIDERATION OFFERED TO HOLDERS OF SHARES PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION SHALL BE PAID TO ALL HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Purchaser's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDER OF SHARES

    Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

    THE METHOD OF DELIVERY OF CERTIFICATES REPRESENTING TENDERED SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY TRANSFER

    The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

    DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

SIGNATURE GUARANTEES

    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

GUARANTEED DELIVERY

    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

        (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which NYSE is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

BACKUP FEDERAL TAX WITHHOLDING

    UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER SHOULD PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

APPOINTMENT AS PROXY

    By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment and paid for by Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser pays for such Shares by depositing the purchase price therefor with the Depositary. Upon such payment, all powers of attorney and proxies given by such stockholder with respect to such Shares, and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

DETERMINATION OF VALIDITY

    All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

    Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after August 12, 1999 (or such later date as may apply in case the Offer is extended). A withdrawal of a share of Common Stock will also constitute a withdrawal of the associated Right. Rights may not be withdrawn unless the associated shares of Common Stock are also withdrawn.

    If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    5. CERTAIN TAX CONSEQUENCES.

FEDERAL INCOME TAX

    Sales of Shares pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. A stockholder who accepts the Offer will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and his adjusted tax basis for the Shares sold pursuant to the Offer. Such gain or loss will be capital gain or loss (assuming the Shares are held as capital assets) and any such capital gain or loss will be long term if, as of the date of sale, the Shares were held for more than one year or will be short term if, as of such date, the Shares were held for one year or less.

    The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as dealers in securities or foreign currency, insurance companies, regulated investment companies, tax-exempt entities and investors in pass-through entities).

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT HIS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OF THE OFFER, INCLUDING THE EFFECTS OF PRORATION AND FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

    6. PRICE RANGE OF THE SHARES; DIVIDENDS. According to the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 1998 (the "1998 Annual Report"), the Shares are listed and traded principally on the NYSE under the symbol "AQM." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE Composite Tape, all as reported in published financial sources.

FISCAL YEAR ENDING DECEMBER
 29, 1999                       HIGH        LOW
------------------------------ -------    -------
Second Quarter (through June
 11, 1999).................... $ 6        $ 2 7/8
First Quarter.................   4          2 5/8
Transition Period from October
 3, 1998 to January 1, 1999...   4 1/4      2 7/8


FISCAL YEAR ENDING OCTOBER 2,
 1998                           HIGH        LOW
------------------------------ -------    -------
Fourth Quarter................ $ 4 9/16   $ 2 3/4
Third Quarter.................   5          3 3/8
Second Quarter................   5          2 11/16
First Quarter.................   3 3/16     2 1/4

FISCAL YEAR ENDING OCTOBER 3,
 1997                           HIGH        LOW
------------------------------ -------    -------
Fourth Quarter................ $ 3 1/2    $ 2 1/2
Third Quarter.................   4 5/8      2 3/8
Second Quarter................   5 7/8      4 1/4

    On June 7, 1999, the last full day of trading prior to the public announcement of the execution of the Stock Purchase Agreement, the reported closing price on the NYSE Composite Tape for the Shares was $5 11/16 per Share. On June 11, 1999, the last full day of trading prior to the commencement of the Offer, according to published sources, the reported closing price on the NYSE Composite Tape for the Shares was $5 3/8 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    The Company did not declare or pay any cash dividends with respect to the Shares during any of the periods indicated in the above table, and according to the Company's 1998 Annual Report, the Company has no present intention to pay cash dividends in the foreseeable future.

    7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares.

STOCK EXCHANGE LISTING

    According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 400, the number of record holders of at least 100 Shares should fall below 1,200 and the average monthly trading volume should be less than 100,000 Shares for the most recent 12 month period, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000.

    Depending upon the number of Shares acquired pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE or any other exchanges upon which the Shares are listed. Purchaser, however, does not believe that under the published guidelines described above, the purchase of 5,440,000 Shares pursuant to the Offer is likely to result in a delisting of the Shares by the NYSE. According to the Company's 1998 Annual Report, there were approximately 1,425 holders of record of Shares as of November 30, 1998. If, however, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and/or trading and such trading of the Shares were discontinued, the market for the Shares could be adversely affected.

    In the event that the Shares were no longer listed or traded on the NYSE, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations would be reported by such exchange, through the Nasdaq or other sources. Such trading and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act as described below and other factors.

EXCHANGE ACT REGISTRATION

    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer, the Company is no longer required to maintain registration of the Shares under the Exchange Act, Purchaser does not intend to cause the Company to apply for termination of such registration. See Section 11.

MARGIN REGULATIONS

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

    8. CERTAIN INFORMATION CONCERNING THE COMPANY. The Company was incorporated under the laws of the State of Alabama in 1977 and reincorporated as a Delaware corporation in 1982. Its principal executive offices are located at One Magnum Pass, Mobile, Alabama 36618. The following description of the Company has been taken from the 1998 Annual Report:

    The Company designs and manufacturers intelligent controllers which enhance the graphics capabilities and performance of computer printing and imaging systems. The Company incorporates its controllers, which consist of software implemented on printed circuit boards, into computer printing and imaging systems which it markets, sells, and supports. The Company also markets its controllers separately for incorporation into products marketed by others and offers service support for products not manufactured by the Company.

    The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the 1998 Annual Report, the Company's Transition Report on Form 10-Q for the transition period from October 3, 1998 to January 1, 1999 and the Company's Quarterly Report on Form 10-Q for the quarter ended April 1999 (each, a "Form 10-Q"). More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed with the Commission. The following financial information is qualified in its entirety by reference to the 1998 Annual Report, the Form 10-Qs, and all other such reports and documents filed with the Commission and all of the financial statements and related notes contained therein. The 1998 Annual Report, the Form 10-Qs and certain other reports may be examined and copies may be obtained at the offices of the Commission in the manner set forth below.

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY

                                           AT AND FOR 13 WEEKS ENDED
                                                  (UNAUDITED)               AT AND FOR THE FISCAL YEAR ENDED
                                          ----------------------------  -----------------------------------------
                                                           JANUARY 1,     OCTOBER 2,    OCTOBER 3,  SEPTEMBER 27,
                                          APRIL 2, 1999       1999           1998          1997         1996
                                          --------------  ------------  --------------  ----------  -------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales...............................    $   35,827     $   39,338     $  133,491    $  124,589   $   147,174
Net income (loss).......................          (891)           112          1,825       (26,122)        4,253
Basic and diluted income (loss) per
  common share..........................         (0.08)          0.01           0.17         (2.44)         0.40

BALANCE SHEET DATA:
Total assets............................    $   80,789     $   70,294     $   69,355    $   58,589   $    91,718
Capital lease obligations and other
  liabilities...........................         5,284          5,014          5,330         7,581         3,745
Stockholders' equity....................        25,326         26,439         26,038        24,324        47,432

    The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration and the stock options granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and certain other matters is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Chicago, Illinois 60621; and copies may be obtained by mail at prescribed rates, from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed electronically via the EDGAR system. Reports, proxy statements and other information concerning the Company also should be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

    9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT. The principal executive offices of Parent are located at 3-13, Azuchi-machi 2-chome, Chuo-ku, Osaka 541-8556, Japan. Established in 1928, Parent is a leading manufacturer of photocopiers, printers, and other image information products; conventional cameras, digital cameras, and other optical products; radiometric instruments; and planetariums. Parent's manufacturing network includes facilities and subsidiaries in Japan, the United States, France, Malaysia, China, and Brazil. Its products are marketed throughout the world via an extensive network of subsidiaries, affiliates, and distributors.

    Purchaser was incorporated on June 2, 1999 under the laws of the State of Delaware for the purpose of acquiring the Company. Purchaser is a wholly owned subsidiary of Parent. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer, the Stock Purchase and the related financing. The principal executive offices of Purchaser are c/o Minolta Corporation, 101 Williams Drive, Ramsey, New Jersey 07446.

    The name, business address, citizenship, present principal occupation and employment history of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I of this Offer to Purchase.

    Parent is not subject to the information and reporting requirements of the Exchange Act, and, accordingly, does not file reports or other information with the Commission relating to its business, financial condition and other matters.

    Set forth below is certain selected consolidated financial information relating to Parent and its subsidiaries for the fiscal years ended March 31, 1999, 1998, 1997 and 1996 (the "Financial Statements"). The selected consolidated financial information is denominated in Japanese yen and prepared in accordance with generally accepted accounting principles in Japan ("Japanese GAAP"). Japanese GAAP differs in certain significant respects from generally accepted accounting principles in the United States ("U.S. GAAP"). Immediately following the selected consolidated financial information set forth below is a brief summary of certain differences between Japanese GAAP and U.S. GAAP. Parent has not examined whether adjustments necessary to conform its Financial Statements with U.S. GAAP would be material. Parent's financial statements for the fiscal years ended March 31, 1998 and 1997 have been filed with the Commission as an exhibit to the Schedule 14D-1 and may be inspected at the Commission's public reference facilities in Washington, D.C. Copies thereof may be obtained from such facilities upon payment of the Commission's customary charges, in the manner set forth in Section 8 above under "Available Information" (although they will not be available at the regional offices of the Commission). The selected information below is qualified in its entirety by reference to the Financial Statements and all the financial information and related notes contained therein.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF PARENT

                                                                   AT AND FOR THE FISCAL YEAR ENDED MARCH 31,
                                                                 ----------------------------------------------
                                                                  1999(1)       1998        1997        1996
                                                                 ----------  ----------  ----------  ----------

                                                                     (IN MILLIONS OF YEN, EXCEPT PER SHARE
                                                                                  INFORMATION)
INCOME STATEMENT INFORMATION:
Net sales......................................................    Y506,075    Y490,259    Y448,074    Y365,751
Operating profit...............................................      29,085      27,093      20,358      14,020
Income before taxes and minority interests.....................      15,908      11,899      11,608       6,355
Net income.....................................................       9,002      16,429      10,290       4,245
    Per share of common stock(2)...............................       32.13       58.83       36.85       15.20

BALANCE SHEET INFORMATION (AT PRIOR END):
Total current assets...........................................    Y274,892    Y316,188    Y274,438    Y237,892
Total assets...................................................     419,731     455,090     404,425     355,987
Total current liabilities......................................     261,444     308,843     275,340     248,761
Long-term liabilities..........................................      73,287      64,961      62,433      48,573
Shareholder's equity...........................................      84,093      80,550      66,076      57,933

Note:

(1) Unaudited

(2) Net income per share is computed based upon the weighted average number of shares of common stock outstanding during each fiscal year, adjusted for the free distribution of common stock

                                                                        1999       1998       1997       1996
                                                                      ---------  ---------  ---------  ---------
YEN EXCHANGE RATES PER U.S. DOLLAR
Year-end............................................................    Y120.55    Y132.10    Y124.10    Y106.35
Average.............................................................     128.02     122.78     112.70      96.48
High................................................................     146.40     134.10     124.65     107.35
Low.................................................................     110.45     112.15     104.85      80.20

           SUMMARY OF DIFFERENCES BETWEEN JAPANESE GAAP AND U.S. GAAP

    The accompanying consolidated financial statements of Parent and consolidated subsidiaries have been prepared on the basis of Japanese GAAP and have been compiled from the financial statements filed with the Ministry of Finance as required by the Securities and Exchange Law of Japan, which differs from U.S. GAAP in certain respects.

    The significant differences between Japanese GAAP and U.S. GAAP relating to Parent's consolidated financial statements are summarized as follows:

(1) Consolidation.

    Under Japanese GAAP, the consolidation of subsidiaries is not required as long as the aggregate amounts of total assets, net sales, net income and retained earnings of the subsidiaries are not significant compared with those of the consolidated totals.

    Under U.S. GAAP, the existing guidance of the Financial Accounting Standards Board ("FASB") on consolidation policy requires the consolidation of all entities in which the parent has a majority voting interest. Consolidation, however, is not required where control is expected to be temporary or does not rest with the owner of the majority interest.

(2) Equity Method of Accounting

    Under Japanese GAAP, investments in subsidiaries or affiliates (companies owned 20% to 50%) are not accounted for by the equity method in the non-consolidated financial statements of the parent. The equity method is applied only in the consolidated financial statements.

    Under U.S. GAAP, the equity method is required in all investments in affiliates.

(3) Foreign Currency Translation

    Under Japanese GAAP, long-term monetary assets and liabilities denominated in foreign currencies are translated at the applicable historical exchange rates prevailing at the time of the transactions, and short-term monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate in effect at the balance sheet date, except for assets and liabilities hedged by forward exchange contracts which are translated at the respective contracted exchange rates.

    Under U.S. GAAP, monetary assets and liabilities denominated in foreign currencies, whether short-term or long-term, are translated at the exchange rate in effect at the balance sheet date.

    U.S. GAAP requires that gain or loss on a forward exchange contract intended as a hedge (other than a firm foreign currency commitment or a net investment in a foreign entity) be measured and included in income currently and the discount or premium be amortized to income over the life of the contract. If a forward contract is not intended as a hedge, the gain or loss together with the discount or premium is required to be included in income currently.

(4) Valuation of Securities

    Under Japanese GAAP, investments in listed securities (other than those in subsidiaries which are carried at cost in the non-consolidated financial statements) can be valued at the lower of cost or market. However, if any significant impairment in the value of such investments in subsidiaries is deemed permanent, the appropriate write-down is required.

    Under U.S. GAAP, investments in marketable equity securities with readily determinable fair value and all investments in debt securities are classified into three categories (i.e., held-to-maturity, trading and available-for-sale) and are accounted for as follows:

    (1) Investments in debt securities classified as held-to-maturity are carried at amortized cost, and unrealized holding gains and losses are not reported in the financial statements until realized or until a decline in fair value below cost is deemed to be other-than-temporary.

    (2) Investments in equity securities and debt securities classified as trading are reported at fair value, with unrealized gains and losses included in earnings.

    (3) Investments in equity securities and debt securities classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income.

(5) Accounting for Income Taxes

    Under Japanese GAAP, income taxes are required to be accrued based on taxable income for the period, determined in accordance with the applicable tax laws. Tax effect accounting had not been generally permitted up to the fiscal year ended December 31, 1998. Due to the amendment of the Commercial Code of Japan and the Securities and Exchange Law of Japan, tax effect accounting is allowed for the financial years ended or ending on January 1, 1999 and thereafter.

    U.S. GAAP requires that deferred tax assets and liabilities be recognized with respect to the differences between the financial reporting and tax bases of such assets and liabilities, and be measured using the enacted tax rates and laws which will be in effect when the differences are expected to reverse.

(6) Impairment of Long-Lived Assets and those to be Disposed of

    Under Japanese GAAP, no losses on impairment of long-lived assets or on those to be disposed of are required to be recognized.

    U.S. GAAP requires that long-lived assets and certain identifiable intangibles to be held and used by Parent be reviewed for impairment whenever there is an indication that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss should be based on the fair value of the asset. It also requires that any such assets which are to be disposed of be reported at the lower of carrying amount or fair value, less cost to sell.

(7) Leases Capitalized as Assets

    Under Japanese GAAP, financial leases which do not transfer ownership and do not have bargain purchase provisions may be accounted for in the same manner as operating leases.

    U.S. GAAP requires the capitalization of all leases which essentially transfer all the risks and rewards of ownership incident to the leased property from the lessor to the lessee.

(8) Accounting for Compensated Absences

    Japanese GAAP is silent as to accounting for compensated absences and recognition of the related liability is not a general practice in Japan.

    U.S. GAAP requires recognition of a liability representing employees' rights to receive compensation for future absences when certain conditions are met.

(9) Accounting for Retirement Benefits and Pension Costs

    Under Japanese GAAP, accounting for retirement benefits and pension plans, which qualify as defined benefit plans, is left to the discretion of each business enterprise. With respect to a pension plan, however, the amount of the contributions to the pension fund is generally charged to income when such payments are made. With respect to an unfunded retirement benefits plan, the liability is provided generally at 100% or 40% of the amount which would be required to be paid under the plan if all eligible employees voluntarily terminated their services at the balance sheet date.

    Under U.S. GAAP, retirement benefits including pension costs and the related liability are recognized and computed using a particular actuarial approach known as the projected unit credit method.

(10) Capitalization of Interest Expense

    Under Japanese GAAP, interest expense is charged to income as incurred rather than capitalized, except in certain specified industries.

    U.S. GAAP requires that interest expense incurred during the qualifying assets' acquisition period be capitalized as part of the historical cost of the acquired assets.

(11) Valuation of Bad Debts

    Under Japanese GAAP, bad debts should be measured and stated at an amount deemed to be management's best estimate based on past experience and existence of collateral and guarantor, and written down accordingly.

    U.S. GAAP requires that an impaired loan be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or at the fair value of the collateral if the loan is collateral-dependent.

    Except as set forth elsewhere in this Offer to Purchase: (i) none of the Acquirors nor, to the best knowledge of the Acquirors, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of the Acquirors nor, to the knowledge of the Acquirors, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of the Acquirors nor, to the knowledge of the Acquirors, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) except as set forth below or as described in Item 11 below, since March 31, 1996, there have been no transactions which would require reporting under the rules and regulations of the Commission between any of the Acquirors or any of their respective subsidiaries or, to the best knowledge of the Acquirors, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) except as described in Item 10 below, since March 31, 1996 there have been no contracts, negotiations or transactions between any of the Acquirors or any of their respective subsidiaries or, to the best knowledge of the Acquirors, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company.

    Parent and the Company have executed supply agreements, pursuant to which Parent has agreed to supply the Company and the Company's subsidiaries with customized laser beam printer engines, imaging cartridges and accessories. Pursuant to these agreements, Parent and the Company engaged in transactions valued at approximately in Y894,492,000 in fiscal year 1996 ($9,271,268.66 using the average exchange rate for the period of $1.00 to Y96.48), Y1,279,347,000 in fiscal year 1997 ($11,351,792.37 using the average exchange rate for the period of $1.00 to Y112.70) and Y2,479,041,000 in fiscal year 1998 ($20,190,918.72 using the average exchange rate for the period of $1.00 to Y122.78). In addition, Parent and the Company have entered into a letter of intent, pursuant to which the Company has agreed to develop printer controller related technologies for Parent's laser beam printers. Pursuant to this letter of intent, Parent paid to the Company a development fee in fiscal year 1998 of $400,000 (Y49,112,000 using the average exchange rate for the period of $1.00 to Y122.78).

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    In the Fall of 1998, Parent retained Takenaka & Company LLC ("Takenaka") to conduct a strategic review of its position in the image information systems market. As a result of such review, Parent began considering a strategic partnership with, or acquisition of, a U.S. company in such market.

    In February 1999, Parent decided to focus its efforts on the Company. In early March, Parent requested that Takenaka contact the Company to ascertain the Company's interest in pursuing an alliance with Parent. On March 18, 1999, the Company and Parent executed a confidentiality agreement which provides for the confidential treatment of their discussions regarding a possible transaction relating to the business of the Company and the exchange of certain information about their respective businesses, including all discussions regarding the Offer, the Stock Purchase Agreement and Loan Agreement (as hereinafter defined). On the same day, representatives of Takenaka met with Mr. Edward E. Lucente, President and Chief Executive Officer of the Company, Mr. James A. Wallace, Vice President and Chief Financial Officer of the Company, and other senior executives of the Company in Mobile, Alabama to discuss a potential strategic partnership or other business combination between Parent and the Company. On March 19, 1999, representatives of Parent initiated a preliminary due diligence review of the Company.

    Over a period of several days in early April, Messrs. Lucente and Wallace met with representatives of Parent and Takenaka in Tokyo and Osaka, Japan, to provide information on the Company's plans to reacquire QMS Europe B.V. and QMS Australia Pty. Ltd. (collectively, the "Foreign Subsidiaries") and to engage in further discussion of a potential transaction. As a result of the meeting, Parent and the Company agreed to continue discussions and the due diligence review.

    On April 13, 1999, Parent sent the Company a letter confirming Parent's interest in a potential transaction and requested the Company allow Parent to conduct certain additional due diligence.

    From April 19, 1999 to April 21, 1999, representatives of Parent met with representatives of the Company in Mobile, Alabama to conduct further due diligence. On April 28, 1999, the Company sent a letter to Parent to ascertain Parent's interest in a transaction whereby Parent would invest in and loan money to the Company to help the Company finance its acquisition of the Foreign Subsidiaries. Subsequently, Parent indicated it would be interested in such a transaction with certain modifications. Intensive negotiations took place between Parent, the Company and their respective financial and legal representatives during the following weeks. The parties met in Osaka, Japan on May 11, 1999 and continued to negotiate throughout the week.

    On May 17, 1999, Parent and the Company signed a letter of intent whereby
(i) Parent agreed to advance the Company $5 million in respect of certain payments to be owed by Parent to the Company with respect to ordinary commercial transactions and (ii) the Company agreed to negotiate exclusively with Parent for a period of 30 days concerning a potential transaction between the Company and Parent.

    During the period from May 24 through June 7, 1999, Parent continued its due diligence review of the Company and, along with its legal representatives and Takenaka, negotiated the specific terms of the Stock Purchase Agreement (including this Offer) and the Loan Agreement with the Company.

    On June 7, 1999, (i) Parent, Purchaser and the Company executed the Stock Purchase Agreement and Purchaser purchased 2,130,000 Shares for an aggregate price of approximately $12.248 million and (ii) Parent and the Company entered into the Loan Agreement and Parent loaned the Company $12.8 million. On the same day, the Company closed the acquisition of the Foreign Subsidiaries. On June 8, 1999, Parent and the Company announced the Stock Purchase, the closing of the loan contemplated by the Loan Agreement and the Offer. On June 14, 1999, pursuant to the terms of the Stock Purchase Agreement, Purchaser commenced the Offer.

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

    The purpose of the Offer is to enable the Acquirors to acquire a significant equity interest in, and control of, the Company.

    Following consummation of the Offer, Parent intends to review the Company's printer related operations, including those of its subsidiaries, with a view to determining how to optimally realize potential synergies which may exist between the operations of the Company and Parent.

    Following such review, Parent will consider what, if any, changes to the Company's and Parent's printer related operations, including those of their respective subsidiaries, would be desirable to realize any potential synergies identified by the review.

    Parent expects that the Company will play a major role in Parent's worldwide printer operations. Parent believes the Company will participate in the implementation of printer sales and marketing strategies, planning of product development and research and development of printer controllers.

    Parent also intends to enter into sales and purchase agreements for printer engines and cross license agreements for intellectual property with the Company.

    If the Minimum Number of Shares are tendered in the Offer, Parent plans to promptly exercise its right, pursuant to the Stock Purchase Agreement, to obtain majority representation on the Company's Board. Parent intends to cause the Company to elect to the Company's Board the following persons: Hiroshi Fujii, Yoshisuke Takekida, Allen A. Hans, Shoei Yamana and Keisuke Mochida. Information with respect to such persons is contained in an information statement annexed to the Schedule 14D-9 filed by the Company. Also pursuant to the Stock Purchase Agreement, the name of the Company may be changed to a name including the word "Minolta."

STOCK PURCHASE AGREEMENT

    THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE STOCK PURCHASE AGREEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE STOCK PURCHASE AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE STOCK PURCHASE AGREEMENT FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1 AND IS INCORPORATED HEREIN BY REFERENCE. CAPITALIZED TERMS NOT OTHERWISE DEFINED BELOW SHALL HAVE THE MEANINGS SET FORTH IN THE STOCK PURCHASE AGREEMENT. THE STOCK PURCHASE AGREEMENT MAY BE EXAMINED, AND COPIES OBTAINED, AS SET FORTH IN SECTION 9 OF THIS OFFER TO PURCHASE.

    REPRESENTATION AND WARRANTIES. In the Stock Purchase Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, capitalization, authority to enter into the Stock Purchase Agreement, filings with the Commission, absence of certain changes and events, disclosures in the Offer documents, required consents and approvals, rights to property, absence of litigation, compliance with applicable laws, labor, employment, environmental and tax matters, absence of questionable payments, material contracts, related party transactions, insurance, intellectual property, Year 2000, customers and suppliers, brokers' fees, receipt of financial advisor's opinion, product liability, applicability of state takeover statutes, the Rights Agreement, truth of the representations and warranties in the Stock Purchase Agreement and absence of conflicts between the Stock Purchase Agreement and related documents, on one hand, and the certificate of incorporation and by-laws of the Company, applicable laws or orders and material agreements or instruments to which the Company or its assets may be subject, on the other hand.

    In the Stock Purchase Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Stock Purchase Agreement, disclosures in the Offer documents, required consents, investment representations for the Stock Purchase and availability of financing for the Offer.

    THE COMPANY'S BOARD. Under the Stock Purchase Agreement, Purchaser is entitled to designate two (2) persons on the Company's Board on and after the date of the Stock Purchase. The Company has agreed to use its best efforts to promptly, but in no event later than the purchase of and payment for the Shares pursuant to the Offer, secure the resignations of such number of its incumbent directors as is necessary to enable the designees of Purchaser to be so elected or appointed to the Company's Board, and to take all action available to the Company to cause such designees of Purchaser to be elected or appointed to fill the vacancies created by such action.

    On and after the purchase of and payment for the Shares by Purchaser pursuant to the Offer, in the event that Purchaser and its Affiliates beneficially own less than a majority of the then outstanding Shares, the Stock Purchase Agreement provides that Purchaser will be entitled to designate the greater of (i) two (2) directors on the Company's Board or (ii) such number of directors on the Company's Board (rounded up to the next whole number which is less than a majority) equal to the product of the total number of directors on the Company's Board multiplied by the percentage that the number of Shares beneficially owned by Purchaser and its Affiliates bears to the total number of Shares then outstanding. The Company will either (i) use its best efforts to promptly secure the resignations of such number of its incumbent directors as is necessary to enable the designees of Purchaser to be so elected or appointed to the Company's Board or (ii) take such action as is necessary to increase the size of the Company's Board by such number of directors, and, in either case, the Company will take all action available to the Company to cause such designees of Purchaser to be elected or appointed to fill the vacancies created by such action.

    The Stock Purchase Agreement further provides that promptly after (i) the purchase of and payment for any Shares by Purchaser and any of its Affiliates pursuant to the Offer as a result of which Purchaser and its Affiliates beneficially own at least a majority of the Shares then outstanding and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, whichever occurs later, Parent, Purchaser and the Company will take all action available and within their respective control so that the number of directors on the Company's Board will be established at nine (9) directors consisting of (A) five (5) persons designated by Purchaser, (B) Messrs. Edward
E. Lucente and James A. Wallace and (C) two (2) persons not affiliated with the Company, Purchaser or Parent.

    Upon any such designation by Purchaser pursuant to the Stock Purchase Agreement, the Company will, if requested by Purchaser, also take all action necessary to cause the persons designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of (i) each committee of the Company's Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such subsidiary board.

    USE OF PROCEEDS. The Stock Purchase Agreement provides that the Company will use the proceeds from the Stock Purchase for the acquisition of the Foreign Subsidiaries and to pay in full all obligations outstanding under the Foothill Credit Facility (as defined in the Loan Agreement) and any expenses incurred in connection therewith and with the Stock Purchase Agreement and the Related Agreements. However, the Company will not be required to pay in full all obligations outstanding under the Foothill Credit Facility if the Foothill Credit Facility becomes a Permitted Credit Facility (as defined in the Loan Agreement) within 60 days after the date of the Stock Purchase.

    INTERIM OPERATIONS. The Stock Purchase Agreement provides that from and after the date of the Stock Purchase (unless Purchaser has given its prior written consent) and until the Expiration Date, except as contemplated by the Stock Purchase Agreement or the Related Agreements, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of the Stock Purchase Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses will be unimpaired.

    Without limiting the generality of the foregoing, the Stock Purchase Agreement provides that, except as otherwise expressly provided in the Stock Purchase Agreement or in the Disclosure Schedule, prior to the Expiration Date, neither the Company nor any of its subsidiaries will, without the prior written consent of Purchaser:

    (a) amend its certificate of incorporation or bylaws (or other similar governing instrument) or amend, modify or terminate the Rights Agreement;

    (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance or sale of Shares pursuant to outstanding Company Stock Options;

    (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its subsidiaries (including redeeming any Rights);

    (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

    (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

    (f) except as permitted under the Loan Agreement, (i) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company and its subsidiaries taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

    (g) except as may be required by Law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units) or take any action to accelerate the vesting of any Company Stock Options;

    (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights;

    (i) except as may be required as a result of a change in Law or in U.S. GAAP, change any of the accounting principles or practices used by it;

    (j) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by U.S. GAAP;

    (k) except for the acquisition of the Foreign Subsidiaries, (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any license or cross license, joint development or other agreements with respect to any Intellectual Property of the Company; (iii) enter into any agreement for the purchase of engines for printer products; (iv) enter into or amend in any material respect any other contract or agreement, other than in the ordinary and usual course of business consistent with past practice; (v) authorize any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $300,000; or (vi) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

    (l) settle or compromise any Tax liability material to the Company and its subsidiaries taken as a whole or, except as may be required by law, make or revoke any Tax election or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

    (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the Company and its subsidiaries or incurred in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

    (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the Stock Purchase Agreement, including the Stock Purchase and the Offer; or

    (o) take, propose to take, or agree in writing or otherwise to take, any of the actions described in clauses (a) through (n) above or any action which would make any of the representations or warranties of the Company contained in the Stock Purchase Agreement (i) which are qualified as to materiality untrue or incorrect or (ii) which are not so qualified untrue or incorrect in any material respect.

    NO SOLICITATION. In the Stock Purchase Agreement, the Company has agreed that, from and after the date of the Stock Purchase until the Expiration Date and except as expressly permitted by this paragraph, the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; PROVIDED, HOWEVER, that the Company's Board will not be prohibited from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal if, and only to the extent that (A) the Company's Board, after consultation with and based upon consultation with independent legal counsel, determines in good faith that such action is necessary for the Company's Board to comply with its fiduciary duties to the Company and its stockholders under applicable Law, (B) the Company's Board determines in good faith that such Acquisition Proposal (which will not be subject to any financing condition), if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and believes in good faith, after consultation with its Financial Advisor and after taking into account the strategic benefits to be derived from the Offer, would, if consummated, result in a transaction more favorable to the Company and its stockholders from a financial point of view than the Offer (any such more favorable Acquisition Proposal being referred to herein as a "Superior Proposal"), and (C) prior to taking such action, the Company (x) provides reasonable notice to Parent to the effect that it is taking such action and (y) receives from such person an executed confidentiality/standstill agreement in reasonably customary form and in any event containing terms at least as stringent as those among Parent, Purchaser and the Company. Prior to providing any information to or entering into discussions or negotiations with any person in connection with an Acquisition Proposal by such person, the Company will notify Parent of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof, and will provide Parent with a copy of any written Acquisition Proposal or amendments or supplements thereto, and will thereafter inform Parent on a prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and will promptly give Parent a copy of any information delivered to such person which has not previously been reviewed by Parent. Immediately after the execution and delivery of the Stock Purchase Agreement, the Company will, and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal and will notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative retained by it, has had discussions with during the 30 days prior to the date of the Stock Purchase that the Company's Board no longer seeks the making of any Acquisition Proposal. The Company has agreed that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this paragraph.

    Pursuant to the Stock Purchase Agreement, the Company's Board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, its approval or recommendation of the Offer unless the Company's Board after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Company's Board to comply with the fiduciary duties to the Company and its stockholders under applicable Law; PROVIDED, HOWEVER, the Company's Board may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of the Stock Purchase Agreement or the Offer) an Acquisition Proposal unless such an Acquisition Proposal is a Superior Proposal and unless it has first consulted with independent legal counsel, and has determined, based upon such advice, that such action is necessary for the Company's Board to comply with its fiduciary duties to the Company and its stockholders. Nothing contained in this paragraph prohibits the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Company's Board, based on the advice of independent legal counsel, is required under applicable Law; PROVIDED, HOWEVER, that except as otherwise permitted in this paragraph, the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Any action by the Company's Board permitted by, and taken in accordance with, this paragraph will not constitute a breach of the Stock Purchase Agreement by the Company.

    AMENDMENT OF CERTIFICATE OF INCORPORATION. The Stock Purchase Agreement provides that the Company's Board will take all necessary action under the Certificate of Incorporation of the Company so that (i) Parent, Purchaser and their Affiliates will be excluded from the definition of "Interested Stockholder" under Article 10 of the Certificate of Incorporation or (ii) any "Business Combination" (as defined in such Article 10) between the Company and Parent or Purchaser will be approved by the requisite action of the Company's Board.

    COMPANY NAME. Under the Stock Purchase Agreement, upon the acquisition by Purchaser and its Affiliates of at least a majority of the outstanding Shares, the Company has agreed to take all action available to the Company, including submitting a proposal at a meeting of stockholders, to change the name of the Company to a name which will include the word "Minolta" and be reasonably acceptable to Purchaser.

    INTEGRATION COMMITTEE. In the Stock Purchase Agreement, the Company and Parent have agreed to establish a committee (the "Integration Committee") on or prior to the acquisition by Purchaser and/or its Affiliates of the Shares pursuant to the Offer and maintain the Integration Committee after such acquisition until such time as Purchaser and its Affiliates hold less than a majority of the Shares then outstanding. The Company and Parent will, through the Integration Committee, use commercially reasonable best efforts to integrate the Company's and Parent's printer related operations.

    STRATEGIC MEETINGS. Pursuant to the Stock Purchase Agreement, from and after the acquisition by Purchaser and/or its Affiliates of the Shares pursuant to the Offer until such time as Purchaser and its Affiliates hold less than a majority of the Shares then outstanding, representatives of the Company will meet from time to time, but no less than four (4) times per year, with representatives of Parent to review corporate strategies, improvement of operations and such other matters relating to the business of the Company as Parent and the Company reasonably will determine.

    GOVERNANCE. The Stock Purchase Agreement provides that, during the period from and after the date of the Stock Purchase until such time as Purchaser and its Affiliates hold less than 35% of the Shares then outstanding, the Company's Board, without the approval of a majority of the Company's Board, including a majority of the directors designated by Purchaser, will not authorize or approve:

    (a) any annual or quarterly operating or capital budget or business plan, or any material amendment or modification thereto;

    (b) any change in the Company's principal line of business, entry into a new line of business or any change in the Company's corporate strategy; or

    (c) the election, appointment or employment of any officer of the Company.

    CROSS LICENSE AGREEMENTS. In the Stock Purchase Agreement, the Company and Parent have agreed, through the Integration Committee, to negotiate in good faith and use commercially reasonable best efforts to enter into cross license agreements, on terms satisfactory to each party and to the extent authorized by a third party licensor, on a worldwide basis without charge, with respect to certain Intellectual Property of each party. Such Intellectual Property will include, without limitation, trademarks, copyrights and proprietary technology with respect to, in the case of the Company, the source code of page description languages and, in the case of Parent, engine video interface, image enhancement, color calibration used in laser beam printers and the know-how regarding multi-function products.

    ENGINE SALES AND PURCHASE AGREEMENT. Pursuant to the Stock Purchase Agreement, on or prior to the acquisition by Purchaser and/or its Affiliates of the Shares pursuant to the Offer, the Company and Parent will, through the Integration Committee, negotiate in good faith and use commercially reasonable best efforts to enter into a sales and purchase agreement, on terms satisfactory to each party, in which agreement the Company will (i) designate Parent as the primary provider of engines to the Company and (ii) set forth terms and conditions with respect to the selection and purchase by the Company of engines manufactured by Parent.

    EMPLOYMENT AGREEMENTS. The Stock Purchase Agreement provides that, on or prior to the acquisition by Purchaser and/or its Affiliates of the Shares pursuant to the Offer, the Company will use commercially reasonable best efforts to enter into employment agreements on terms satisfactory to Purchaser with each of Edward E. Lucente, to serve as President and Chief Executive Officer, and James A. Wallace, to serve as Vice President and Chief Financial Officer.

    REGISTRATION RIGHTS. Pursuant to the Stock Purchase Agreement, if Purchaser and its Affiliates hold less than a majority of the outstanding Shares immediately following the Offer, the Company, Purchaser and Parent will negotiate and execute a registration rights agreement granting three (3) demand registration rights and an unlimited number of piggyback registration rights with respect to the Shares purchased in the Stock Purchase.

    INDEMNIFICATION. The Stock Purchase Agreement provides that the representations, warranties, covenants and agreements made therein will survive the execution and delivery of the Stock Purchase Agreement and the Closing thereof. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to the Stock Purchase Agreement in connection with the transactions contemplated thereby will be deemed to be representations and warranties by the Company thereunder solely as of the date of such certificate or instrument. The representations and warranties of the Company will terminate on the date 18 months after the date of the Stock Purchase, except with respect to any representation and warranty with respect to which Parent or Purchaser has furnished a written claim of breach to the Company prior to such termination date, in which event such representation and warranty will survive in effect until such claim is resolved.

    In the Stock Purchase Agreement, the Company has agreed to indemnify and hold harmless Parent and Purchaser and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively the "Indemnified Parties") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys' fees, expenses and disbursements of any kind, including, without limitation, those arising from third-party claims (collectively, "Losses"), which may be imposed upon, incurred by or asserted against the Indemnified Parties based upon, attributable to or resulting from (i) the failure of any representation or warranty of the Company, contained in the Stock Purchase Agreement or in any certificate or document delivered pursuant thereto, to be true and correct in all respects as of the date made or (ii) the breach of any covenant or other agreement on the part of the Company under the Stock Purchase Agreement; PROVIDED, HOWEVER, that (i) the Company will not have any liability under this paragraph unless and until the aggregate amount of the Losses finally determined to arise thereunder exceeds $300,000 and (ii) the aggregate amount that the Indemnified Parties will be entitled to recover under the Stock Purchase Agreement will be limited to $12,247,500.

    FEES AND EXPENSES. The Stock Purchase Agreement provides that each party thereto will pay all of its respective costs and expenses, including, without limitation, legal, accounting and all other similarly related costs, incurred with respect to the negotiation, execution and delivery of the Stock Purchase Agreement and the Related Agreements. Notwithstanding the foregoing, if the Company breaches or fails to perform or comply with any of the terms set forth under the paragraph entitled "No Solicitation" above or the Company's Board (i) accepts a Superior Proposal, (ii) withdraws, or modifies or changes in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, (iii) recommends an Acquisition Proposal, (iv) adopts any resolution to effect any of the foregoing or (v) upon request of Parent or Purchaser, fails to reaffirm its approval or recommendation of the Offer, the Company will pay, or cause to be paid to Parent, or Purchaser, at the time of such event, an amount equal to $1,000,000 (the "Break-up Fee") plus an amount equal to Parent's and Purchaser's actual and reasonably documented out-of-pocket expenses incurred by Parent or Purchaser in connection with the Offer, the Stock Purchase Agreement and the consummation of the transactions contemplated thereby, including, without limitation, the fees (other than any break-up, success or other contingent fee) and out-of-pocket expenses payable to all banks, investment banking firms and other financial institutions and persons and their respective agents and counsel incurred in connection with acting as Parent's and Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the transactions contemplated by the Stock Purchase Agreement up to an aggregate of $1,000,000 (the "Expenses"). In addition, if (i) Purchaser terminates the Offer without Purchaser purchasing any Shares thereunder, (ii) at or prior to the time of such termination of the Offer, a person has made an Acquisition Proposal and, (iii) within 12 months after such termination of the Offer, the Company announces its intention to enter into an agreement with respect to an Acquisition Proposal or enters into an agreement with respect to an Acquisition Proposal, then the Company will pay the Break-up Fee and the Expenses concurrently with such announcement or the execution of such agreement; PROVIDED, HOWEVER, that the Company will not be required to pay the Expenses unless such Acquisition Proposal is a Superior Proposal.

LOAN AGREEMENT

    Parent has entered into a Loan Agreement (the "Loan Agreement"), dated as of June 7, 1999, with the Company, principally to fund the acquisition by the Company of the Foreign Subsidiaries and to offer the opportunity to refinance the Loan and Security Agreement, dated as of November 7, 1995, by and between the Company and Foothill Capital Corporation (as amended, the "Foothill Credit Facility").

    The Loan Agreement provides for a one-time advance of $12.8 million in the aggregate (the "Advance"), the proceeds of which are to be used solely to fund a portion of the cash purchase price for the acquisition of the Foreign Subsidiaries and to refinance the Foothill Credit Facility. The Company has agreed that it will either (i) pay in full all obligations outstanding under the Foothill Credit Facility within 60 days after June 7, 1999 or (ii) amend such facility to ensure such facility will terminate within 3 years of June 7, 1999, limit the amount to be borrowed under such facility to $30 million, ensure the shares of the Foreign Subsidiaries are not taken as security for the repayment of such facility and otherwise amend such facility to the satisfaction of Parent. The Company has agreed that any other indebtedness it incurs will meet the requirements described in (ii) above.

    The Advance is scheduled to be repaid in thirty-five equal installments of $355,500 due on the tenth day of each calendar month starting on July 10, 2000 and ending on May 10, 2003 with the balance due on June 10, 2003. Amounts repaid may not be reborrowed.

    The Advance bears interest at a rate per annum equal to LIBOR plus 2.5%. Interest is due on the tenth (10th) of each calendar month, upon prepayment or acceleration and at maturity. The rate of interest upon default is equal to LIBOR plus 4.5%. All computations are made on the basis of a 360-day year. The Loan Agreement contains additional customary provisions in case of illegality or where the interest rate is found to be unascertainable, inadequate or unfair, in which case the loans will bear interest at the U.S. prime rate, as published in the Wall Street Journal.

    Optional prepayments of the Advance in whole or in part are allowed at the end of each month with prior notice and for a minimum amount of $100,000. The Advance must be repaid in full upon a change of control of the Company. Change of control is defined to include (i) any third-party purchase of a 25% interest in the Company, (ii) changes in the board of directors of the Company other than the election of directors by Parent or the incumbent board and (iii) stockholders' approval of a reorganization, merger or consolidation where it is not true that substantially all of the previous stockholders of the Company own more than 50% of the resulting company.

    The Loan Agreement is secured solely by a pledge of all of the outstanding capital stock of each of the Foreign Subsidiaries.

    In the Loan Agreement, the Company has made customary representations and warranties to Parent with respect to, among other things, corporate organization, ownership and capitalization of subsidiaries, authority to own assets and transact business, authority to enter into and enforceability of the Loan Agreement and related loan documents, required consents, existing liens, solvency and adequate capitalization, truth of the representations and warranties in the Loan Agreement and absence of conflicts between the Loan Agreement and the related loan documents, on the one hand, and the certificate of incorporation and by-laws of the Company, applicable laws or orders and material credit or other agreements or instruments to which the Company or its assets may be subject, on the other hand.

    The Company has entered into customary affirmative covenants with Parent with respect to, among other things, maintenance of the corporate existence of the Company and preservation of its rights, compliance with all laws, orders and credit and other agreements, filing and payment of all taxes, maintenance of proper books and records, giving further assurances, authorizing Parent to inspect the Company's facilities, as well as monthly, quarterly, yearly and other reporting requirements. The Company has also entered into customary negative covenants with Parent prohibiting, among other things, incurring certain new liens, merging and disposing of substantially all of its assets, encumbering or disposing of the collateral, incurring additional debt, making distributions to its shareholders, issuing new voting securities, defaulting in the performance of any material obligation, engaging in any affiliate transactions other than on an arm's length basis, amending its corporate organizational documents, changing its accounting practices, becoming an affiliate of any person other than the lender and entering into an agreement that would prohibit performance of any of these covenants or the granting of a first-priority security interest in the collateral.

    Events of default under the Loan Agreement include, without limitation, failure to pay either principal or interest when due (with a five-day grace period), breach of a representation or warranty, failure to pay when due any obligation in excess of $1 million, bankruptcy or insolvency of the Company, being subject to a judgment or order for the payment of money in excess of $0.5 million for which enforcement proceedings are being commenced or which has not been appealed or stayed for ten days, any event of default under the Foothill Credit Facility and the failure of the Loan Agreement or other loan documents to remain enforceable.

    The Loan Agreement provides that the Company will indemnify Parent and its affiliates (including, without limitation, directors and shareholders), employees and attorneys against any liabilities or other losses relating to or arising out of the Loan Agreement, the related loan documents, any transaction (actual or proposed) thereunder or any action or omission taken thereunder except for those liabilities and losses resulting from the adjudicated gross negligence or willful misconduct of the indemnitee. The Company is required to pay all costs of Parent in relation to the negotiation, execution or enforcement of the Loan Agreement. The indemnification provision will survive the repayment of the Advance. Finally, Parent has been granted a right of set-off against any indebtedness owing to the Company in case of an event of default.

APPRAISAL RIGHTS

    No appraisal rights are available in connection with the Offer.

RULE 13E-3

    Rule 13e-3 under the Exchange Act, which Purchaser does not believe would be applicable to the Offer, requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to stockholders of the Company therein, be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the transaction.

    12. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Purchaser and Parent to consummate the Offer and to pay related fees and expenses is estimated to be approximately $ 35 million. Purchaser will obtain the funds required to consummate the Offer with funds provided through capital contributions or advances made by Parent. Parent expects to fund any necessary capital contributions or advances to Purchaser through the use of internally generated funds and the issuance in a private placement of a fixed rate bond due 2002 in the aggregate amount of five billion Japanese yen (approximately $41.8 million based on an exchange rate of $1.00 to Y119.45 on June 9, 1999). Purchaser expects the interest rate for the bond to be fixed on or about June 16, 1999, with funding on June 23, 1999.

    13. DIVIDENDS AND DISTRIBUTIONS. If, on or after June 7, 1999, the Company
(i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares or (iii) issues or sells additional Shares (other than those reserved for issuance on June 7, 1999 for options then outstanding) or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (iv) discloses that it has taken such action, then, without prejudice to Purchaser's rights under Section 14, Purchaser, in its sole discretion, may make such adjustments in the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

    If on or after June 7, 1999, the Company declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer into the name of Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer shall be reduced by the amount of any such cash dividend or cash distribution and (ii) any such noncash dividends, distributions, issuances, proceeds or rights to be received by the tendering stockholders shall (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or
(b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance, proceed or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

    14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, subject to the terms of the Stock Purchase Agreement, may amend the Offer or terminate the Offer and not accept for payment any tendered Shares, if (i) the Minimum Condition shall not have been satisfied (ii) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer, and/or (iii) at any time on or after the date of the Stock Purchase Agreement and prior to the Expiration Date, any of the following events shall occur:

    (a) there shall be threatened or pending any suit, action or proceeding (i) seeking to prohibit or impose any material limitations on Purchaser's ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company's businesses or assets, (ii) seeking to compel Purchaser or its affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or Purchaser and their respective subsidiaries, in each case taken as a whole, (iii) challenging the acquisition by Purchaser of any Shares pursuant to the Offer, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the performance of any of the other transactions contemplated by the Stock Purchase Agreement, (v) seeking to obtain from the Company any damages that would be reasonably likely to have a Material Adverse Effect (as defined below) on the Company, (vi) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, (vii) seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (viii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or, as a result of the transactions contemplated by the Stock Purchase Agreement, Parent or Purchaser; or

    (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer, or any other action shall be taken by any government entity, other than the application to the Offer of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (viii) of paragraph (a) above; or

    (c) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE, the American Stock Exchange, the Tokyo Stock Exchange or in the Nasdaq National Market System, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Japan (whether or not mandatory), (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Japan or, in the case of any such circumstance in existence on the date hereof, any material deterioration of the situation, (4) any limitation or proposed limitation (whether or not mandatory) by any United States or Japanese governmental authority or agency that has a Material Adverse Effect generally on the extension of credit by banks or other financial institutions, (5) any change in general financial bank or capital market conditions which has a Material Adverse Effect on the ability of financial institutions in the United States or Japan to extend credit or syndicate loans, (6) any decline in either the Dow Jones Industrial Average, the Nikkei Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on the date of the Stock Purchase Agreement or (7) in the case of any of the situations in clauses (1) through (6) inclusive, existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

    (d) the representations and warranties of the Company set forth in the Stock Purchase Agreement shall not be true and accurate in all material respects as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply in all material respects with any obligation, agreement or covenant required by the Stock Purchase Agreement to be performed or complied with by it; or

    (e) there shall have occurred any events or changes which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a Material Adverse Effect on the Company; or

    (f) the Company's Board (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, (ii) shall have recommended an Acquisition Proposal (as defined below), (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of Parent or Purchaser, shall fail to reaffirm its approval or recommendation of the Offer; or

    (g) any person or "group" (as defined in Section 13(d)(3) of the Exchange
Act), other than Parent, Purchaser or their respective affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares; which in the sole good faith judgment of Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser, other than a breach of the Stock Purchase Agreement, the Loan Agreement or the instruments contemplated thereby) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent of Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    "Material Adverse Effect" means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise), results of operations or prospects of such entity and its subsidiaries taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by the Stock Purchase Agreement.

    "Acquisition Proposal" means any bona fide proposal or offer by a person other than Parent, Purchaser and their respective affiliates to acquire beneficial ownership (as defined in Section 13(d) of the Exchange Act) of all or a material portion of the Company's assets on a consolidated basis or 25% or more of the outstanding Shares of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock or assets, tender offer, exchange offer or similar transaction with respect to the Company.

    15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS. Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions. See the Introduction and Section 14 for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

    FEDERAL RESERVE BOARD REGULATIONS. Regulations G, U and X of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

    STATE TAKEOVER LAWS. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. In EDGAR V. MITE CORP., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS CORP V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company has taken all actions required to be taken by it in order to exempt the Stock Purchase, the Offer and the other transactions contemplated by the Stock Purchase Agreement from the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state, including, without limitation,
Section 203 of the General Corporation Law of the State of Delaware.

    Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

    ANTITRUST. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The acquisition of shares pursuant to the Offer is subject to such requirements. On June 14, 1999, Purchaser filed a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer.

    Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar-day waiting period following the filing by Purchaser, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Accordingly, the waiting period under the HSR Act which is applicable to the Offer will expire at 11:59 p.m., New York City time, on June 29, 1999, unless earlier terminated by the Antitrust Division and the FTC or Purchaser receives a request for additional information or documentary material from the Antitrust Division or the FTC prior thereto. If either the FTC or the Antitrust Division were to request additional information or documentary material from Purchaser, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request by Purchaser. Thereafter, the waiting period could be extended only by court order or with the consent of Purchaser. The additional 10-calendar-day waiting period may be terminated sooner by the FTC and the Antitrust Division. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request made to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period with respect to the Offer.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Company or Purchaser. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

    Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws. Purchaser believes that retention of all of the operations of the Company and Purchaser should be permitted under the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

    16. CERTAIN FEES AND EXPENSES. Parent retained Takenaka to serve as its investment banker in connection with the transactions contemplated by the Stock Purchase Agreement. Takenaka was responsible for assisting Parent in defining and implementing a strategy to increase its color based output business. Takenaka will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services.

    Innisfree M&A Incorporated has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

    In addition, Harris Trust Company of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

    Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

    17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

    Purchaser has filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

    No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                                          MINOLTA INVESTMENTS COMPANY

June 14, 1999

                                   SCHEDULE I
            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

    Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent and Purchaser. Except as otherwise noted, the positions of each such person are with Parent, the business address of each such person is Minolta Co., Ltd., 3-13, Azuchi-machi 2-chome, Chuo-ku, Osaka 541-8556, Japan, and such person is a Japanese citizen.

1.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------------------  --------------------------------------------------------------------------

HIDEO TASHIMA........................  Mr. Tashima has been Chairman and Representative Director since 1993.
  Director since 1974

OSAMU KANAYA.........................  Mr. Kanaya has been President and Representative Director since 1993.
  Director since 1985

YOSHIHIKO HIGASHIYAMA................  Mr. Higashiyama has been Senior Executive Director since 1995 and was an
  Director since 1993                  Executive Director from 1993 to 1995. He has been General Manager of
                                       Finance, Information Systems & Overseas Distribution Headquarters since
                                       1993.

NORIO TASHIMA........................  Mr. Tashima has been an Executive Director since 1982. He has been the
  Director since 1978                  General Manager of Parent's Tokyo Office since 1993 and General Manager of
                                       Research and Development Headquarters since 1996.

YOSHIKATSU OTA.......................  Mr. Ota has been an Executive Director since 1995. Prior thereto, he was a
  Director since 1991                  Director from 1991 to 1995. He has been General Manager of Image
                                       Information Products General Headquarters and Image Information Products
                                       Marketing Headquarters since 1994.

NORIKATSU SHIMIZU....................  Mr. Shimizu has been an Executive Director since 1996. Prior thereto, he
  Director since 1993                  was a Director from 1993 to 1996. He has been the General Manager of
                                       Planning Headquarters since 1996. Prior thereto, he was President of
                                       Minolta Sales Co., Ltd. from 1993 to 1996.

TADASHI ARAI.........................  Mr. Arai has been an Executive Director since 1996. Prior thereto, he was
  Director since 1993                  a Director from 1993 to 1996. He has been the General Manager of Human
                                       Resources and General Affairs Headquarters since 1996. Prior thereto, he was General Manager of the Mizuho Factory and Tokai Office from 1993 to
                                       1996.

ISAMU KUBOTA.........................  Mr. Kubota has been a Director since 1989 and was an Executive Director
  Director since 1989                  from 1994 to March, 1999. He was General Manager of Optical Products
                                       Headquarters from 1996 to March, 1999. Prior thereto, he was General
                                       Manager of the Legal Affairs Headquarters and the Research and Development
                                       Headquarters from 1994 to 1996.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------------------  --------------------------------------------------------------------------
MASAYOSHI INOUE......................  Mr. Inoue has been a Director since 1992. He has been the General Manager
  Director since 1992                  of Image Information Products Development Headquarters since 1994.

TOSHIO KOBORI........................  Mr. Kobori has been a Director since 1993. He has been the Manager of the
  Director since 1993                  Industrial Design Division since 1998 and the General Manager of Legal
                                       Affairs Headquarters since 1996. Prior thereto, he was the General Manager of Optical Products Headquarters from 1992 to 1996.

RYUSHO KUTANI........................  Mr. Kutani has been a Director since 1995. He has been the President of
  Director since 1995                  Minolta GmbH since 1993.

TORU KISANUKI........................  Mr. Kisanuki has been a Director since 1995. He has been the President of
  Director since 1995                  Minolta Sales Co., Ltd. since 1996. Prior thereto, he was the General
                                       Manager of Radiometric Instruments Operations from 1993 to 1996.

HIROSHI FUJII........................  Mr. Fujii has been a Director since 1995. He has been the President of
  Director since 1995                  Minolta Corporation since 1993.

NORIO URYU...........................  Mr. Uryu has been a Director since 1996. He has been the General Manager
  Director since 1996                  of Image Information Products Manufacturing Headquarters and Tokai Office
                                       since 1996. Prior thereto, he was a Deputy General Manager of Image
                                       Information Products Manufacturing Headquarters from 1994 to 1996.

AKIO KAWANO..........................  Mr. Kawano has been a Director since 1996 and General Manager of Optical
  Director since 1996                  Product Headquarters since April, 1999. Prior thereto, he was the Deputy
                                       General Manager of Optical Products Headquarters since 1996. He was the
                                       President of Minolta Camera Sales Co., Ltd. from 1993 to 1998.

SHIGEYUKI SEKI.......................  Mr. Seki has been a Director since 1997. He has been the Deputy General
  Director since 1997                  Manager of Image Information Products Marketing Headquarters since 1997 and Manager of Reprographic Marketing Division, Image Information Products
                                       General Headquarters since 1994.

TOSHIAKI ISHIHARA....................  Mr. Ishihara has been a Director since 1997. He has been the Deputy
  Director since 1997                  General Manager of Image Information Products General Headquarters since
                                       1997 and the Manager of Business Planning Division, Image Information
                                       Products General Headquarters since 1994.

TATEOMI KONO.........................  Mr. Kono has been a Director since 1997. He has been the Deputy General
  Director since 1997                  Manager of Image Information Products Development Headquarters since 1997.
                                       Prior thereto, he was the Manager of the Engineering Division, Image
                                       Information Products Development Headquarters from 1994 to 1996 and has been Manager of Engineering Divisions I and III, Image Information
                                       Products Development Headquarters since 1996.

2.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. The business address of each such person is c/o Minolta Corporation, 101 Williams Drive, Ramsey, New Jersey 07446.

                                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------------------  --------------------------------------------------------------------------

HIROSHI FUJII........................  President, Treasurer and a Director of Purchaser. See Part 1 of this
                                       Schedule I.

ALLEN A. HANS........................  Vice President and Secretary of Purchaser. Mr. Hans is Vice President,
                                       General Counsel and Secretary of Minolta Corporation and Secretary of
                                       Minolta Business Systems, Inc., Mohawk Marketing Corporation, Minolta
                                       Information Systems Inc., Astro-Tec Manufacturing, Inc., Minolta Advance
                                       Technology, Inc. and Minolta Systems Laboratory Inc. He joined Minolta
                                       Corporation in 1987 as General Counsel and was promoted to Vice President in 1993. Mr. Hans is a citizen of the United States.

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                        HARRIS TRUST COMPANY OF NEW YORK

                  BY MAIL:                              BY HAND/OVERNIGHT DELIVERY:
             Wall Street Station                              Receive Window
                P.O. Box 1023                                Wall Street Plaza
           New York, NY 10268-1023                      88 Pine Street, 19th Floor
                                                            New York, NY 10005

                          BY FACSIMILE TRANSMISSIONS:
                        (FOR ELIGIBLE INSTITUTIONS ONLY)

                                 (212) 701-7636

                        FOR INFORMATION (CALL COLLECT):

                                 (212) 701-7624

    Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at Purchaser's expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                           Telephone: (212) 750-5833
                                       or
                         Call Toll Free: (888) 750-5834